Exhibit 99.1
Syntax-Brillian Corporation Announces Delay of Fiscal Second Quarter 2008 Earnings and Provides Preliminary Fiscal Second Quarter 2008 Update and an Inventory Repurchase
TEMPE, Ariz., February 11, 2008 (BUSINESS WIRE) — Syntax-Brillian Corporation (Nasdaq: BRLC) today announced that the company needs additional time to complete its financial statements for its second fiscal quarter ended December 31, 2007. The company needs additional time in order to evaluate its accounting treatment related to its tooling deposits. As a result, Syntax-Brillian will not release its fiscal second quarter 2008 results on February 11th, as previously anticipated. At this time, no date has been set for the second quarter release.
Preliminary Fiscal Second Quarter 2008 Update and an Inventory Repurchase
The company recently received indications that due to a delay in the build out of the 2008 Beijing Olympic facilities, a large number of LCD TVs already sold through the company’s distributors in China, had not been deployed. As a result, Syntax-Brillian initiated negotiations to repurchase the LCD TVs for redistribution primarily into the North American retail channel. The inventory repurchase reduces accounts receivable from our customers in China by $99 million bringing the remaining balance to approximately $63 million, of which $48 million is due from South China House of Technology (“SCHOT”) and $15 million is due from Olevia Far East.
In the December quarter, total units shipped was approximately 252,000 which were shipped to North America and royalty revenue collected from China sales to Olevia Far East was approximately $3.2 million on unit volume of approximately 390,000. The inventory repurchase was approximately 26,800 units.
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and microdisplay entertainment products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand

(www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
SOURCE: Syntax-Brillian Corporation
Investor Relations Contact:
Cynthia Hiponia
The Blueshirt Group
909-859-8445
investor.relations@syntaxbrillian.com
Media Contact:
Pattie Adams
Syntax-Brillian Corporation
909-859-8432
Pattie.adams@syntaxbrillian.com